Exhibit 11

                     OMNICARE, INC. AND SUBSIDIARY COMPANIES
                 Computation of Earnings Per Common Share (EPS)
                      (in thousands, except per share data)

                                                                                                          Three Months Ended
                                                                                                               March 31,
                                                                                                      2000                     1999
BASIC EARNINGS:
    Net income                                                                                      $14,393                  $27,807
                                                                                                    =======                  =======
    Shares
      Weighted average number of common
          shares outstanding                                                                         91,599                   90,526
                                                                                                    =======                  =======
          Basic earnings per common share                                                           $  0.16                  $  0.31
                                                                                                    =======                  =======
DILUTED EARNINGS (a):
    Net income                                                                                      $14,393                  $27,807
                                                                                                    =======                  =======
    Shares
      Weighted average number of common
          shares outstanding                                                                         91,599                   90,526
      Additional shares assuming conversion of
          stock options and stock warrants (b)                                                         --                        355
                                                                                                    -------                  -------
      Weighted average common shares outstanding
           as adjusted                                                                               91,599                   90,881
                                                                                                    =======                  =======
          Diluted earnings per common share                                                         $  0.16                  $  0.31
                                                                                                    =======                  =======

(a) The $345,000,000 of 5.0% Convertible Subordinated Notes due 2007 which are convertible into 8,712,121 shares at $39.60 per share were outstanding during the three months ended March 31, 2000 and 1999, but were not included in the computation of diluted EPS because the impact was anti-dilutive.

(b) Options and warrants to purchase shares of common stock were excluded from the computation of diluted earnings per share in those cases where the exercise price was greater than the average market price of common shares.